Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, CA 94304-1114

September 8, 2015

Sigma Designs, Inc.

47467 Fremont Blvd.

Fremont, California 94538

Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Sigma Designs, Inc., a California corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) an aggregate of 6,500,000 shares of the Company's common stock, no par value (the “Shares”), issuable pursuant to the Company’s 2015 Employee Stock Purchase Plan (the “ESPP”) and the 2015 Stock Incentive Plan (the “2015 Plan”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the ESPP and 2015 Plan, will be validly issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of California.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP